CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We consent to the incorporation by reference in Registration Statement No. 333-36277 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Reading International, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109) and on the effectiveness of internal control over financial reporting dated March 28, 2008, appearing in the Annual Report on Form 10-K of Reading International, Inc. for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California
March 28, 2008